Exhibit 99.1

Investment Technology Group, Inc. 380 Madison Avenue, New York, NY 10017 (212) 588-4000

FOR IMMEDIATE RELEASE

ITG Reports First Quarter 2005 EPS of $0.31

Earnings Per Share Increase 63 Percent

NEW YORK, NY, April 28, 2005 - Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based equity trading services and transaction research, today announced that for the first quarter ended March 31, 2005, net income was $13.2 million, representing 60 percent growth compared to the first quarter of 2004, and diluted earnings per share were $0.31, an increase of 63 percent versus the first quarter of last year.

ITG’s total revenues for the first quarter of 2005 were $91.7 million, 18 percent higher than total revenue of $77.6 million for the first quarter of 2004. Pre-tax margins were 24.2 percent, up from 17.9 percent in the first quarter of 2004.

“Our strong performance reflects several significant innovations we have made to our competitive offering in the past few quarters,” stated Ray Killian, ITG’s Chairman, President and Chief Executive Officer. “ITG continues to offer a broad range of advanced technologies that no other electronic trading firm can match and a level of client service and consulting that competes very successfully against the bulge bracket trading firms.”

Domestically, ITG’s trading volume for the first quarter of 2005 was 5.8 billion shares (averaging 96 million shares per trading day) compared to 5.6 billion shares in the fourth quarter of 2004 (averaging 87 million shares per trading day) and 4.8 billion in the first quarter of 2004 (averaging 81 million shares per trading day).

ITG’s International business posted a record quarter with revenues of $22.1 million, an increase of 13 percent over the fourth quarter of 2004, and 31 percent higher than the first quarter of 2004.  The International business reported a pre-tax profit of $1.9 million, compared to a $0.1 million loss in the first quarter of 2004 and $0.4 million profit in the fourth quarter of 2004, while net income was $1.0 million versus losses of $0.7 million and $0.2 million in the first and fourth quarters of 2004.

“Internationally, our global business solutions are demonstrating traction,” stated Mr. Killian. “The investments made over the past several years have had a major impact on revenues, and our international business is now positioned to make an increasing contribution to earnings.”

Boston • Dublin • Hong Kong • London • Los Angeles • Melbourne • New York • Sydney • Tel Aviv • Toronto

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss first quarter results. Those wishing to listen to the call should dial 1-800-569-5033 at least 10 minutes prior to the start of the call to ensure connection.  A listen-only webcast will also be available on ITG’s website at http://www.itginc.com/investor.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-203-1112 and entering the pass code 3483000. A replay will be available for two weeks on ITG’s website. Both methods of listening to the replay will be available starting approximately two hours after the completion of the conference call.

About ITG
ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG helps clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client-Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the

United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Contacts:

Howard C. Naphtali	Maureen Murphy
Chief Financial Officer	Investor Relations
(212) 444-6160	(212) 444-6323

Boston • Dublin • Hong Kong • London • Los Angeles • Melbourne • New York • Sydney • Tel Aviv • Toronto

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended
	March 31,	March 26,
	2005	2004
	(Unaudited)	(Unaudited)
Revenues:
Commissions	$87,533	$74,509
Other	4,129	3,063
Total revenues	91,662	77,572

Expenses:
Compensation and employee benefits	33,865	29,172
Transaction processing	13,196	11,580
Software royalties	1,088	3,816
Occupancy and equipment	7,253	7,341
Telecommunications and data processing services	4,865	4,637
Other general and administrative	9,184	7,179
Total expenses	69,451	63,725

Income before income tax expense	22,211	13,847

Income tax expense	8,975	5,593
Net income	$13,236	$8,254

Earnings per share:
Basic	$0.32	$0.19
Diluted	$0.31	$0.19
Basic weighted average number of common shares outstanding	42,010	44,314
Diluted weighted average number of common shares outstanding	42,161	44,325

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets
Cash and cash equivalents	$165,435	$206,465
Cash restricted or segregated	8,043	7,287
Securities owned, at fair value	8,779	32,530
Receivables from brokers, dealers and other, net	953,123	198,642
Investments in limited partnerships	10,831	20,311
Premises and equipment, net	21,474	24,023
Capitalized software, net	9,975	8,926
Goodwill	174,130	86,550
Other intangibles	12,946	2,657
Deferred taxes	9,132	10,226
Other assets	13,974	14,841
Total assets	$1,387,842	$612,458

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$86,814	$82,821
Payables to brokers, dealers and other	900,837	142,446
Software royalties payable	943	3,350
Securities sold, not yet purchased, at fair value	2,029	30
Income taxes payable	11,491	13,310
Total liabilities	1,002,114	241,957

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, par value $0.01; shares authorized: 1,000,000; shares issued: none	—	—
Common stock, par value $0.01; shares authorized: 100,000,000; shares issued: 51,363,873 and 51,327,388 at March 31, 2005 and December 31, 2004, respectively and 42,024,530 and 41,950,670 shares outstanding at March 31, 2005 and December 31, 2004, respectively	514	513
Additional paid-in capital	163,177	161,169
Retained earnings	388,197	374,961
Common stock held in treasury, at cost; shares: 9,339,343 and 9,376,718 at March 31, 2005 and December 31, 2004, respectively	(176,389)	(177,095)
Accumulated other comprehensive income:
Currency translation adjustment	10,229	10,953
Total stockholders’ equity	385,728	370,501
Total liabilities and stockholders’ equity	$1,387,842	$612,458